EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Jamie Baird (212) 850-5659

EMCOR GROUP, INC. COMPLETES ACQUISITION
OF BATCHELOR & KIMBALL, INC.

- Leading Provider of Mission-Critical Mechanical Construction and Maintenance Services -

NORWALK, CONNECTICUT, November 1, 2019 - EMCOR Group, Inc. (NYSE: EME) today announced that it has completed its acquisition of Batchelor & Kimball, Inc. (“BKI”), a leading full service provider of mechanical construction and maintenance services.

Founded in 1979 and headquartered in Atlanta, GA, BKI is one of the preeminent full service U.S. commercial and industrial mechanical construction and maintenance services companies. BKI has designed, installed, constructed and maintained the HVAC and plumbing systems in a wide variety of projects for all types of non-residential facilities, including hospitals, laboratories, data centers, schools, airports and office buildings.

Tony Guzzi, Chairman, President and Chief Executive Officer of EMCOR commented. “We are pleased to have successfully completed the acquisition of BKI. With one of the most experienced executive and field management teams in the mechanical construction industry, BKI will further broaden and enhance the service offerings EMCOR provides to its customers.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

 – MORE –

EMCOR Completes Acquisition of Batchelor & Kimball	Page 2

Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements include statements regarding the potential benefits of the transaction, including those that indicate or imply that EMCOR will retain BKI’s experienced executive and field management teams and broaden and enhance EMCOR’s service offerings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly, these statements are no guarantee of future performance. Such risks and uncertainties include, but are not limited to, EMCOR’s ability to realize the potential benefits of the transaction, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2018 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

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